Exhibit 99.1
                      [CFS BANCORP, INC. LETTERHEAD]


April 28, 2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500


           CFS Bancorp, Inc. Announces First Quarter Results

MUNSTER, IN - April 28, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ)
(Company), the parent holding company for Citizens Financial Services, FSB (Bank), today reported first quarter net income of $654,000 or $0.06 per share. This compares to net income for the first quarter of 2002 of $1.6 million or $0.12 per share.

     Net interest income for the first quarter of 2003 was $6.8 million compared to $8.0 million reported for the same period in 2002. This decrease in net interest income reflects the compression of interest rate spreads and net interest margins between the first quarter of 2002 and the first quarter of 2003 reflecting in large part the effects of the declining interest rate environment experienced during the past two years. Also contributing to the decrease in net interest income, when comparing the first quarter of 2003 to the first quarter of 2002, was the acceleration of prepayments of mortgage loans underlying mortgage-backed securities. Many of these securities were purchased at a premium to par. These premiums were amortized against income based on an assumed level yield. As prepayments and repayments of the underlying mortgages accelerated, the rate of amortization of these premiums was accelerated, resulting in approximately $550,000 of additional premiums being amortized against income over and above scheduled amounts during the first quarter of 2003.

     The Company's interest income was $18.6 million and $22.0 million for the three months ended March 31, 2003 and 2002, respectively. The average balances of both loans receivable and securities increased while the average balance of other interest-earning assets decreased when comparing the first quarter of 2003 to the first quarter of 2002. Increased interest income resulting from the increases in average balances was more than offset by the reduction in average yields on all interest-earning categories in the first quarter of 2003 when compared to the first quarter of 2002.

     Interest expense was $11.8 million and $14.0 million for the three months ended March 31, 2003 and 2002, respectively. Average balances of checking and savings accounts increased during the three months ended March 31, 2003 compared to the three months ended March 31, 2002, while the average balances of certificates of deposit and borrowings decreased when comparing these same periods. The resultant net increase in average balances was more than offset by the reduction in average costs paid on all interest-bearing liabilities during the first quarter of 2003 when compared to the first quarter of 2002.

     The Company's provision for loan losses for the three months ended March 31, 2003 was $478,000 compared to $200,000 for the same period in 2002. The Company continued to increase its allowance for losses on loans as a percentage of total loans. The Company believes this to be prudent based on the present economy and the Company's strategy of increasing the ratio of multi-family and commercial real estate mortgage loans and commercial loans to total loans. Included in the 2003 provision is $28,000 relating to overdrafts of deposit products from a new program which began in the third quarter of 2002.

                             -More-

CFS Bancorp, Inc - Page 2 of 6

     Non-interest income for the three months ended March 31, 2002 was $2.3 million compared to $2.2 million for the same period in 2002. There was no income from insurance commissions during the first quarter of 2003 compared to $288,000 during the first quarter of 2002 as a result of the sale of the insurance agency's assets during the fourth quarter of 2002. Income from investment commissions was $126,000 during the three months ended March 31, 2003 compared to $262,000 for the three months ended March 31, 2002. This change reflects the Company's decision to outsource the sale of non-deposit products beginning in August 2002. Although the commission income during the first quarter of 2003 was less than 2002, due to changing operations in the area of non-deposit products, the Company was able to eliminate most expenses related to insurance and investment commissions. Non-interest expense related to insurance commissions in the three months ended March 31, 2003 was $0 compared to $321,000 for the three months ended March 31, 2002. Non-interest expense for the three months ended March 31, 2003 pertaining to investment commissions was $13,000 compared to $267,000 for the same period in 2002. There were no gains on the sale of investment securities during the first quarter of 2003 compared to $247,000 during the first quarter of 2002. These reductions of income during the first quarter of 2003 when compared to the first quarter of 2002 were offset by increased fees on deposit accounts. Income from these fees during the three months ended March 31, 2003 was $1.1 million compared to $538,000 for the three months ended March 31, 2002.

     Non-interest expense for the three months ended March 31, 2003 was $7.6 million compared to $7.8 million for the same period in 2002. Compensation and employee benefits were $4.4 million for the first quarter of 2003 compared to $5.0 million for the same period in 2002. The primary reason for the reduction in compensation and benefit expense was the efficiency realized by the Company upon the restructuring of its non-depository product functions as described in the preceding paragraph. This reduction was partially offset by increases in other areas.

     Income tax expense was $313,000 for the three months ended March 31, 2003 compared to $661,000 for the same period in 2002. This decrease is primarily due to reduced income in the first quarter of 2003 compared to the first quarter of 2002. The effective tax rate for all of 2003 is expected to approximate that of 2002.

     Chairman Thomas F. Prisby stated, "The current rate environment continues to have a significant effect on our earnings. As rates rebound, we expect net interest income and most other financial ratios to improve; we also anticipate we will then reap the benefits of our current investment and lending strategies.

     "High levels of liquidity and high-rate Federal Home Loan Bank borrowings continue to have the greatest negative impact on current earnings. We will continue our efforts to improve the asset composition with additional investments in quality loans and securities. As residential loan repayments continue to slow from the 35% level of 2002 and the first quarter of 2003, excess liquidity is expected to be absorbed through normal operations."

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services provides community banking services and operates 20 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's stock trades on the Nasdaq National Stock Market under the symbol "CITZ."

     The press release contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information

                              -More-

CFS Bancorp, Inc. - Page 3 of 6

currently available to management. These forward-looking statements include but are not limited to statements regarding the positive net earnings effect of a change in interest rate environment, the anticipated tax rate for 2003, and the anticipated rate of loan repayments. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate" "intent," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.


                               # # #



             SELECTED CONSOLIDATED FINANCIAL DATA FOLLOWS.

CFS Bancorp, Inc. - Page 4 of 6

                           CFS BANCORP, INC.
            Consolidated Statements of Financial Condition
                        (Dollars in thousands)

                                                           March 31, 2003   December 31, 2002
                                                           --------------   -----------------
                                                              (Unaudited)
ASSETS
Cash and amounts due from depository institutions                $14,272        $30,312
Interest-bearing deposits                                        114,104        105,479
Federal funds sold                                                86,585         74,350
                                                                 -------        -------
       Cash and cash equivalents                                 214,961        210,141

Investment securities available-for-sale                          66,492         39,064
Mortgage-backed securities available-for-sale                    260,493        296,638
Mortgage-backed securities held-to-maturity
  (fair value 2003 - $21,156; 2002 - $21,977)                     20,577         21,402
Loans receivable, net                                            947,321        930,348
Investment in Federal Home Loan Bank stock, at cost               25,780         25,780
Office properties and equipment                                   13,494         13,835
Accrued interest receivable                                        6,899          6,597
Real estate owned                                                    204            893
Investment in Bank-owned life insurance                           31,371         31,009
Prepaid expenses and other assets                                  9,235          9,055
                                                                  ------         ------
       Total assets                                           $1,596,827     $1,584,762
                                                               =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                        $968,284       $954,222
Borrowed money                                                   449,401        449,431
Advance payments by borrowers for taxes and insurance              6,547          4,410
Other liabilities                                                 17,505         16,037
                                                                  ------         ------
          Total liabilities                                    1,441,737      1,424,100
                                                               ---------      ---------
Stockholders' Equity:
   Preferred stock, $.01 par value:
     Authorized shares - 15,000,000
     Issued and outstanding shares - 0
       at March 31, 2003 and December 31, 2002
   Common stock, $.01 par value:
     Authorized shares - 85,000,000
     Issued shares - 23,423,306
       at March 31, 2003 and December 31, 2002
     Outstanding shares - 12,267,197 and 12,674,597
       at March 31, 2003 and December 31, 2002, respectively         234            234
   Additional paid-in capital                                    189,699        189,786
   Retained earnings, substantially restricted                   107,058        107,598
   Treasury stock, at cost: 11,156,109 and 10,748,709 shares
     at March 31, 2003, and December 31, 2002, respectively     (131,508)      (125,650)
   Unearned common stock acquired by ESOP                         (8,356)        (8,356)
   Unearned common stock acquired by RRP                          (2,827)        (2,827)
   Accumulated other comprehensive income (loss), net of tax         790           (123)
                                                                 -------        -------
     Total stockholders' equity                                  155,090        160,662
                                                                 -------        -------
          Total liabilities and stockholders' equity          $1,596,827     $1,584,762
                                                               =========      =========

CFS Bancorp, Inc. - Page 5 of 6

                           CFS BANCORP, INC.
                   Consolidated Statements of Income
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                        2003          2002
Interest income:                                        ----          ----
  Loans                                              $15,240       $15,588
  Mortgage-backed securities                           2,047         4,666
  Other investment securities                            469           333
  Other                                                  847         1,391
                                                      ------        ------
       Total interest income                          18,603        21,978


Interest expense:
  Deposits                                             5,225         7,215
  Borrowings                                           6,600         6,798
                                                       -----         -----
       Total interest expense                         11,825        14,013
                                                      ------        ------
       Net interest income before
       provision for losses on loans                   6,778         7,965
Provision for losses on loans                            478           200
                                                      ------        ------
       Net interest income after
       provision for losses on loans                   6,300         7,765


Non-interest income:
  Loan fees                                              361           405
  Fees on deposit accounts                             1,117           538
  Insurance commissions                                   --           288
  Investment commissions                                 126           262
  Net gain on sale of investment securities               --           247
  Income from Bank-owned life insurance                  362           348
  Other income                                           284           158
                                                       -----         -----
       Total non-interest income                       2,250         2,246


Non-interest expense:
  Compensation and employee benefits                   4,439         4,996
  Net occupancy expense                                  622           595
  Furniture and equipment expense                        477           462
  Data processing                                        429           352
  Federal insurance premiums                              42            44
  Marketing                                              199           158
  Other general and administrative expenses            1,375         1,179
                                                       -----         -----
       Total non-interest expense                      7,583         7,786
                                                       -----         -----

Income before income taxes                               967         2,225
Income tax expense                                       313           661
                                                        ----         -----
       Net income                                       $654        $1,564
                                                         ===         =====
Per share data:
  Basic earnings per share                             $0.06         $0.13
  Diluted earnings per share                            0.06          0.12
  Cash dividends declared per share                     0.11          0.10
  Weighted average shares outstanding             11,348,576    12,175,537
  Weighted average diluted shares outstanding     11,815,045    12,670,862

CFS Bancorp, Inc. - Page 6 of 6
                           CFS BANCORP, INC.
                 Selected Consolidated Financial Data
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                       2003         2002
SELECTED FINANCIAL CONDITION DATA                      ----         ----

Common shares outstanding                          12,267,197     13,401,696
Stockholders' equity per outstanding share             $12.64         $12.48
Stockholders' equity to total assets                     9.71 %        10.57 %
Capital ratios (Bank only):
  Tangible capital                                       8.36           8.51
  Core capital                                           8.36           8.51
  Risk-based capital                                    13.46          15.30

Non-performing loans                                  $16,859        $13,571
Non-performing assets                                  17,063         14,987
Allowance for losses on loans                           9,154          7,874
Non-performing loans to total loans                      1.76 %         1.48 %
Non-performing assets to total assets                    1.07           0.95
Allowance for losses on loans to non-performing loans   54.30          58.02
Allowance for losses on loans to total loans             0.96           0.86


                                                Three Months Ended March 31,
                                                ----------------------------
                                                       2003         2002
Average balance data:                                  ----         ----
   Total assets                                    $1,596,827     $1,604,746
   Loans receivable                                   944,634        890,218
   Interest-earning assets                          1,517,942      1,514,998
   Deposits                                           925,130        908,019
   Interest-bearing liabilities                     1,374,536      1,370,654
   Stockholders' equity                               155,089        170,749

Ratios (annualized):
   Return on average assets                              0.16 %         0.39 %
   Return on average equity                              1.69           3.66
   Average yield on interest-earning assets              4.90           5.80
   Average cost on interest-bearing liabilities          3.44           4.09
   Interest rate spread                                  1.46           1.71
   Net interest margin                                   1.79           2.10
   Average interest-earning asset to
    average interest-bearing liabilities               110.43         110.53
   Non-interest expense to average assets                1.90           1.94
   Efficiency ratio                                     84.01          78.13